[LETTERHEAD OF MCGLADREY & PULLEN]

Consent of Independent Registered Public Accounting Firm
For Use of Reports in Registration Statement

We consent to the incorporation by reference in this Registration Statement on Form S-3 of American CareSource Holdings, Inc. of our report dated March 4, 2006 relating to our audits of the financial statements included in and incorporated by reference in the Annual Report on Form 10-KSB of American CareSource Holdings, Inc. for the year ended December 31, 2005.

We also consent to the reference to our firm under the captions "Experts" in such Registration Statement.


                                                     /s/ McGladrey & Pullen, LLP

Des Moines, Iowa
January 30, 2007

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.